Exhibit 10.1

THE BANK OF NEW YORK MELLON CORPORATION
2019 EXECUTIVE INCENTIVE COMPENSATION PLAN
February 11, 2019
1.Purpose. The purpose of the 2019 Executive Incentive Compensation Plan (the “Plan”) of The Bank of New York Mellon Corporation (the “Company”) is to promote the financial interests of the Company and its subsidiaries, including its growth, by (i) attracting and retaining officers and key executives; (ii) motivating officers and key executives by means of performance-related incentives; and (iii) providing competitive incentive compensation opportunities.
2.Administration. The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) and consisting of at least two members of the Board. To the extent the Board determines appropriate, each member of the Committee shall at the time of appointment to the Committee and at all times during service as a member of the Committee be (1) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule, (2) an “independent” director under the rules of the New York Stock Exchange (“NYSE”), and (3) an “independent” director under any other applicable regulatory requirements. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.
Subject to the express provisions of the Plan, the Committee shall have authority to:
(i) select the employees who will participate in the Plan (the “Participants”);
(ii) determine the size of the awards to be made under the Plan[, subject to Section 4 hereof]; and
(iii) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.
3.Participation. Participants in the Plan shall be selected by the Committee for each calendar year (each “Plan Year”) from the executive employees of the Company. No employee shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, to be entitled automatically to an award, nor, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year.
4.Maximum Incentive Awards. Notwithstanding any other provision of this Plan, the maximum amount payable in cash to any one Participant under the Plan for any one calendar year shall be the sum of (i) .5% of the Company’s positive pre-tax income from continuing operations, before the impact of the cumulative effect of accounting changes and unusual or infrequently occurring items, as disclosed in the Company’s consolidated statement of income for such year included within the Company’s report on Form 10-K as filed with the Securities and Exchange Commission and (ii) $3,000,000. The amount payable for any one calendar year is measured for the year in which the relevant Performance Period ends, and for which the relevant Performance Goals are certified as achieved, regardless of the fact that payment may occur in a later year. In the case of multi-year Performance Periods, as hereinafter defined, the amount which is earned for any one calendar year is the amount paid for the Performance Period divided by the number of calendar years in the Performance Period.
5.Incentive Awards, Performance Goals and Performance Periods.
Section 5.01. Incentive Awards. Incentive awards (“Incentive Awards”) may be earned by Participants during a specified performance period (a “Performance Period”) selected by the Committee in its discretion; provided, however, that (a) no Incentive Award may exceed the amount established for the actual level of achievement attained and (b) payment of any Incentive Award under the Plan shall be contingent upon the achievement of the relevant performance goals established by the Committee (“Performance Goals”) during the Performance Period.
Section 5.02. Performance Goals.
(a) Performance Goals. The Committee shall establish for the relevant Performance Period all Performance Goals and the amounts, which may be expressed as a percentage of an incentive pool or other measure prescribed by the Committee, that may be earned upon their level of achievement. Performance Goals may be based upon one or more of the following objective performance measures (the “Performance Criteria”) and expressed in either, or a combination of, absolute or relative values or a percentage of: earnings (including earnings per share and operating earnings per share); book value per share; total return to stockholders; return on equity (including return on average tangible common shareholders’ equity), assets, capital or investment; pre-tax margins; revenues; expenses; costs; stock price; investment performance of funds or accounts or assets under management; market share; charge-offs; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, operating leverage, capital ratios (including Tier 1 common capital ratio) or risk-measurement ratios (including return on risk weighted assets)) or results; and cash flow. Performance Goals based on such Performance Criteria may be based either on the performance of the Company, an Affiliate, any branch, department, business unit or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of establishment. The Committee may in its discretion also determine to use other objective performance measures for Performance Goals and/or other terms and conditions. Performance Goals may include one or more type of performance goal.
(b) Calculation. When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or unusual or infrequently occurring items, shall be excluded from the calculation. Performance Goals based directly or indirectly upon the Company’s common stock shall be adjusted proportionately in the event of any change in the common stock by reason of a stock split, stock dividend, exchange, combination or reclassification of shares, recapitalization, merger, spin-off, split-off, split-up, dividend in partial liquidation, dividend in property other than cash, extraordinary distribution, or similar event.
Section 5.03. Performance Periods. Unless otherwise determined by the Committee, there shall be one year Performance Periods under the Plan, and a new Performance Period shall commence on the first day of each Plan Year and end on the last day of such Plan Year. The Committee may establish longer Performance Periods, including multi-year Performance Periods, and the Committee may also establish shorter Performance Periods for individuals who are hired or become eligible after the commencement of a Performance Period. Unless otherwise determined by the Committee, the first Performance Period under the Plan shall commence on January 1, 2019 and end on December 31, 2019.
Section 5.04. Discretion. The Committee shall have no discretion to increase any Incentive Award payable that would otherwise be due upon attainment of the Performance Goals, or otherwise modify any Performance Goals associated with a Performance Period, but the Committee may in its discretion reduce or eliminate such Incentive Award.
Section 5.05. Determination of Incentive Award. The amount of a Participant’s Incentive Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Performance Goals and the other terms of the Plan. Prior to any payment of the Incentive Awards hereunder, the Committee shall determine the extent to which the Performance Goals and other material terms of the Plan were satisfied.
6.Termination of Employment. Unless otherwise determined by the Committee, a Participant whose employment or service with the Company and all subsidiaries and affiliates is terminated prior to the date of payment of an Incentive Award will forfeit all rights to any award for such Performance Period.
7.Payment to Participants.
Section 7.01. Timing of Payment. An Incentive Award for a Performance Period shall be paid to the Participant on the date(s) specified in the Award Agreement, provided that if no date(s) are specified, then an Incentive Award shall be paid during the 2 ½ month period following the end of the year in which the Performance Period ends, subject to any permitted deferral election.
Section 7.02. Form of Payment. Payment of Incentive Awards shall be made in cash; provided, however, that the Committee may, in its discretion, determine to pay an Incentive Award in shares of Company common stock from the Company’s Long-Term Incentive Plan, or other applicable plan, or any combination of cash and stock. In the case of payment in stock, the number of shares so awarded shall be determined by dividing the dollar value of the award to be paid in stock by the closing price of the Company’s common stock on the NYSE at the NYSE’s official closing time on the date the award is paid or, if there are no sales of stock on the NYSE on such date, the closing price of the stock on the last previous day on which a sale on the NYSE is reported.
Section 7.03. Tax Withholding. All Incentive Awards shall be subject to Federal income, FICA, and other tax withholding as required by applicable law.
8.Change in Control. Unless otherwise determined by the Committee, if any Change in Control, as defined in the Company’s Long-Term Incentive Plan at the time of the event, occurs prior to the end of any Performance Period, the then-current Performance

Period shall automatically end and all Performance Criteria and other conditions pertaining to awards shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the Performance Period through the Change in Control over (ii) the number of whole months included in the original Performance Period, based on the actual performance level achieved or, if not determinable, in the manner specified by the Committee at the commencement of the Performance Period, and shall be waived by the Company. Such awards shall be payable as provided in Section 7.
9.Forfeiture. Notwithstanding any other provision of the Plan, any incentive-based compensation otherwise payable or paid to current or former executive officers shall be forfeited and/or repaid to the Company as may be required pursuant to applicable regulatory requirements and the Committee may determine in its discretion that an award shall be forfeited and/or shall be repaid to the Company upon terms specified including, if the Participant directly or indirectly engages in (i) competition with the Company or any of its affiliates or (ii) conduct that is materially adverse to the interests of the Company, including fraud or conduct contributing to any financial restatements or irregularities.
10.No Assignments and Transfers. A Participant shall not assign, encumber or transfer his rights and interests under the Plan and any attempt to do so shall render those rights and interests null and void.
11.No Rights to Awards or Employment. No employee of the Company or its affiliates or other person shall have any claim or right to be granted an award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its affiliates. All grants of Incentive Awards and delivery of shares, cash or other property under an Incentive Award granted under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Participant unless specifically provided otherwise in the Incentive Award or underlying Plan, arrangement or agreement. Subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall have the right to offset against its obligation to pay or deliver shares pursuant to an Incentive Award to any Participant, any outstanding amounts such Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Except as otherwise provided in an Incentive Award, neither this Plan nor any Incentive Award or agreement with respect thereto shall confer on any person other than the Company or a Participant any rights or remedies hereunder.
12.Amendment or Termination. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.
13.Effective Date. The Plan shall be effective as of February 11, 2019.
14.Term. No awards may be granted under the Plan subsequent to the termination of the Plan in accordance with Section 12.
15.Section 409A. The intent of the parties is that payments under the Plan will comply with Section 409A of the Code to the extent subject thereto or be exempt therefrom and, accordingly, to the maximum extent permitted the Plan shall be interpreted and administered to be in compliance therewith. Any payments provided under the Plan that are payable within the short-term deferral period as defined in Section 409A of the Code shall not be treated as deferred compensation unless otherwise required by applicable law. To the extent a Participant would otherwise be entitled to any payment under this Plan, or any plan or arrangement of the Corporation or its affiliates, that constitutes “deferred compensation” subject to Section 409A payable by reason of separation from service, and that if paid or provided during the six months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation) the payment will be paid (or will commence being paid, if applicable) to the Participant on the earlier of the six month anniversary of the Participant’s date of termination or the Participant’s death. Each payment made under this Plan shall be deemed to be a separate payment.
16.Choice of Forum.
(a) Unless otherwise specified in the written documents evidencing the Incentive Award (the “Award Agreement”), it shall be a condition of each Incentive Award that the Corporation and the Participant irrevocably submit to the exclusive jurisdiction of any state or federal court located in New York, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Incentive Award. By accepting an Incentive Award, the Participant acknowledges that the forum designated by this Section 16(a) has a reasonable relation to the Plan, any applicable Incentive Award and the Participant’s relationship with the Corporation. Notwithstanding the foregoing, nothing herein shall preclude the Corporation from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 16(a) or otherwise.

(b) By accepting an Incentive Award, (i) the Participant waives, to the fullest extent permitted by applicable law, any objection which the Participant may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 16(a), (ii) the Participant undertakes not to commence any action arising out of or relating to or concerning any Incentive Award in any forum other than a forum described in this Section 16 and (iii) the Participant agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and the Corporation.
(c) Unless otherwise specified in the Award Agreement, by accepting an Incentive Award, the Participant irrevocably appoints each General Counsel of the Corporation as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Plan or any award thereunder, who shall promptly advise the Participant of any such service or process.
(d) Unless otherwise specified in an Award Agreement, by accepting an Incentive Award, the Participant agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 16, except that the Participant may disclose information concerning such dispute, controversy or claim to court that is considering such dispute, controversy or claim or to his legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).
17.Construction, Headings. Unless the context requires otherwise, (i) words describing the singular number include the plural and vice versa, (ii) words denoting any gender include all genders and (iii) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Plan to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.